Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2022

Company to Host Quarterly Conference Call at 5:00 P.M. ET on November 9, 2022
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - November 9, 2022: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2022.

($ in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2022	2021	Change	2022	2021	Change
Gross premiums written	$255,203	$322,493	(20.9)%	$894,824	$1,060,555	(15.6)%
Gross premiums earned	$301,896	$353,461	(14.6)%	$926,860	$1,066,557	(13.1)%
Net premiums earned	$116,187	$153,271	(24.2)%	$328,449	$444,680	(26.1)%
Total revenues	$123,788	$162,740	(23.9)%	$341,947	$479,983	(28.8)%
Loss before income tax	$(70,797)	$(18,600)	NM	$(148,009)	$(77,655)	(90.6)%
Net loss attributable to UIHC	$(70,884)	$(14,322)	NM	$(173,085)	$(55,603)	NM
Net loss available to UIHC common stockholders per diluted share	$(1.65)	$(0.33)	NM	$(4.02)	$(1.29)	NM

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets and goodwill impairment (1)	$14,381	$812	NM	$16,005	$2,744	NM
Less: Net realized gains (losses) on investment portfolio	$(9)	$5,537	100.2%	$(1,856)	$5,916	NM
Less: Unrealized gains (losses) on equity securities	$(2,518)	$(3,293)	23.5%	$(9,870)	$1,709	NM
Less: Net tax impact (2)	$3,551	$(301)	NM	$5,824	$(1,025)	NM
Core loss (3) (4)	$(57,527)	$(15,453)	NM	$(151,178)	$(59,459)	NM
Core loss per diluted share (3) (4)	$(1.34)	$(0.36)	NM	$(3.51)	$(1.38)	NM

Book value per share				$1.86	$7.42	(74.9)%
NM = Not Meaningful
(1) For both the three and nine months ended September 30, 2022, non-cash amortization of intangible assets includes $13.6 million related to the impairment of goodwill attributable to the Company's personal residential property and casualty insurance policies (personal lines) operating segment.
(2) In order to reconcile net loss to the core loss measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(3) For the three and nine months ended September 30, 2022, core loss includes $13.8 million and $57.5 million, respectively, in tax expense related to the Company's recognition of a valuation allowance.
(4) Core loss, and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
"On September 28, 2022, Ian made landfall on the west coast of Florida as a category four hurricane. Our thoughts and prayers go out to all of the people impacted by Ian," said Dan Peed, CEO of UPC Insurance. "I also want to recognize and thank our team for all of the hard work being done to help the victims restore their lives and property."

Mr. Peed continued, “During the third quarter we made the difficult decision to withdraw United Property & Casualty Insurance Company from the personal lines business in the states of Florida, Louisiana and Texas. While Interboro Insurance Company will continue to write personal lines business in the state of New York, the withdrawal allows us to focus our capacity on our commercial residential business written by American Coastal Insurance Company. Our withdrawal plan will generally begin with non-renewals on January 1, 2023."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss attributable to UIHC	$(70,884)	$(14,322)	$(173,085)	$(55,603)
Return on equity based on GAAP net loss attributable to UIHC (1)	(121.8)%	(15.8)%	(99.1)%	(20.4)%

Core loss	$(57,527)	$(15,453)	$(151,178)	$(59,459)
Core return on equity (1)(2)	(98.8)%	(17.0)%	(86.6)%	(21.8)%
(1) Return on equity for the three and nine months ended September 30, 2022 and 2021 is calculated on an annualized basis by dividing the net loss or core loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial residential property and casualty insurance policies (commercial lines) operating segments are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022	2021	Change		2022	2021	Change
Consolidated
Loss ratio, net(1)	100.9%	67.1%	33.8	pts	90.9%	75.7%	15.2	pts
Expense ratio, net(2)(3)	64.5%	49.8%	14.7	pts	56.5%	48.2%	8.3	pts
Combined ratio (CR)(4)	165.4%	116.9%	48.5	pts	147.4%	123.9%	23.5	pts
Effect of current year catastrophe losses on CR	32.2%	24.1%	8.1	pts	26.4%	22.8%	3.6	pts
Effect of prior year unfavorable (favorable) development on CR	38.4%	1.3%	37.1	pts	16.4%	7.0%	9.4	pts
Underlying combined ratio(5)	94.8%	91.5%	3.3	pts	104.6%	94.1%	10.5	pts

Personal Lines
Loss ratio, net(1)	146.5%	86.1%	60.4	pts	140.7%	93.6%	47.1	pts
Expense ratio, net(2)(3)	86.4%	44.8%	41.6	pts	66.9%	45.6%	21.3	pts
Combined ratio (CR)(4)	232.9%	130.9%	102.0	pts	207.6%	139.2%	68.4	pts
Effect of current year catastrophe losses on CR	18.0%	32.1%	(14.1)	pts	34.2%	29.3%	4.9	pts
Effect of prior year unfavorable (favorable) development on CR	81.8%	3.0%	78.8	pts	34.4%	10.6%	23.8	pts
Underlying combined ratio(5)	133.1%	95.8%	37.3	pts	139.0%	99.3%	39.7	pts

Commercial Lines
Loss ratio, net(1)	57.5%	18.8%	38.7	pts	36.1%	31.5%	4.6	pts
Expense ratio, net(2)	43.0%	61.0%	(18.0)	pts	44.2%	53.2%	(9.0)	pts
Combined ratio (CR)(4)	100.5%	79.8%	20.7	pts	80.3%	84.7%	(4.4)	pts
Effect of current year catastrophe losses on CR	45.7%	4.0%	41.7	pts	17.7%	6.7%	11.0	pts
Effect of prior year favorable development on CR	(3.0)%	(3.0)%	—	pts	(3.5)%	(1.7)%	(1.8)	pts
Underlying combined ratio(5)	57.8%	78.8%	(21.0)	pts	66.1%	79.7%	(13.6)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Includes the impairment of goodwill, which had an impact of 11.7% and 4.1% on the company's consolidated expense ratios and a 23.9% and
7.9% impact on the company's personal lines expense ratios during the three and nine month periods ended September 30, 2022, respectively.
(4) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022	2021	Change		2022	2021	Change
Loss and LAE	$117,228	$102,769	$14,459		$298,670	$336,614	$(37,944)
% of Gross earned premiums	38.8%	29.1%	9.7	pts	32.2%	31.6%	0.6	pts
% of Net earned premiums	100.9%	67.1%	33.8	pts	90.9%	75.7%	15.2	pts
Less:
Current year catastrophe losses	$37,440	$37,003	$437		$86,609	$101,225	$(14,616)
Prior year reserve unfavorable (favorable) development	44,561	1,947	42,614		53,760	31,344	22,416
Underlying loss and LAE (1)	$35,227	$63,819	$(28,592)		$158,301	$204,045	$(45,744)
% of Gross earned premiums	11.7%	18.1%	(6.4)	pts	17.1%	19.1%	(2.0)	pts
% of Net earned premiums	30.3%	41.6%	(11.3)	pts	48.1%	45.9%	2.2	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022	2021	Change		2022	2021	Change
Policy acquisition costs	$38,944	$46,925	$(7,981)		$93,948	$129,073	$(35,125)
Operating and underwriting	9,615	15,429	(5,814)		34,882	42,133	(7,251)
General and administrative	26,391	13,940	12,451		56,890	42,934	13,956
Total Operating Expenses	$74,950	$76,294	$(1,344)		$185,720	$214,140	$(28,420)
% of Gross earned premiums	24.8%	21.6%	3.2	pts	20.0%	20.1%	(0.1)	pts
% of Net earned premiums	64.5%	49.8%	14.7	pts	56.5%	48.2%	8.3	pts

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the third quarter of 2022 was $70.9 million, or $1.65 per diluted share, compared to $14.3 million, or $0.33 per diluted share, for the third quarter of 2021. Drivers of the net loss during the third quarter of 2022 include: decreased gross written premiums which were partially offset by a decline in ceded premiums earned, unfavorable prior year loss development during the quarter, the impact of Hurricane Ian making landfall in Florida as a category four hurricane, and the impairment of goodwill attributable to the Company's personal lines operating segment.

The Company's total gross written premium decreased by $67.3 million, or 20.9%, to $255.2 million for the third quarter of 2022, from $322.5 million for the third quarter of 2021. This decrease was driven primarily by the transition of the Northeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the fourth quarter of 2021 and the first half of 2022. In addition, the Company experienced a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company throughout 2021 and in the first half of 2022. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2022	2021	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$178,313	$185,178	$(6,865)	(3.7)%
Gulf	49,961	62,757	(12,796)	(20.4)
Northeast	16,627	49,982	(33,355)	(66.7)
Southeast	10,155	24,464	(14,309)	(58.5)
Total direct written premium by region	255,056	322,381	(67,325)	(20.9)
Assumed premium (2)	147	112	35	31.3
Total gross written premium by region	$255,203	$322,493	$(67,290)	(20.9)%

Gross Written Premium by Line of Business
Personal property	$178,335	$258,109	$(79,774)	(30.9)%
Commercial property	76,868	64,384	12,484	19.4
Total gross written premium by line of business	$255,203	$322,493	$(67,290)	(20.9)%
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. The Company is no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, and South Carolina as of June 1, 2022 as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $14.4 million, or 14.0%, to $117.2 million for the third quarter of 2022, from $102.8 million for the third quarter of 2021. Loss and LAE expense as a percentage of net earned premiums increased 33.8 points to 100.9% for the third quarter of 2022, compared to 67.1% for the third quarter of 2021. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter of 2022 would have been 11.7%, a decrease of 6.4 points from 18.1% during the third quarter of 2021.

Policy acquisition costs decreased by $8.0 million, or 17.1%, to $38.9 million for the third quarter of 2022, from $46.9 million for the third quarter of 2021, primarily due to a decrease in expenses such as premium taxes, policy administration fees and agent commissions, which fluctuate in conjunction with the quarter-over-quarter decrease in personal lines gross written premium. In addition, external management fees incurred related to the Company's commercial lines gross written premium decreased during the third quarter of 2022, due to the termination of the profit sharing component of the Company's external commercial management agreement. This was partially offset by decreased ceding commission income due to changes in the terms of the Company's quota share reinsurance agreements.

Operating and underwriting expenses decreased by $5.8 million, or 37.7%, to $9.6 million for the third quarter of 2022, from $15.4 million for the third quarter of 2021, primarily due to decreased investments in technology and decreased underwriting expenses as the result of the decrease in personal lines premiums described above.

Exhibit 99.1
General and administrative expenses increased by $12.5 million, or 89.9%, to $26.4 million for the third quarter of 2022, from $13.9 million for the third quarter of 2021, driven by the impairment of goodwill attributable to the Company's personal lines operating segment.

Personal Lines Operating Segment Highlights

Pre-tax losses attributable to the Company's personal lines operating segment totaled $69.8 million for the third quarter of 2022 compared to $25.9 million for the third quarter of 2021. The quarter-over-quarter increase in pre-tax losses can be attributed to decreased net premiums earned of $53.2 million driven by decreased gross written premiums as described above.

Quarter-over-quarter, policy acquisition costs and operating expenses decreased $7.0 million and $5.0 million, respectively, as expenses correlated to the movement of premium decreased with the decline in personal lines gross written premium. Policy acquisition costs also declined due to a decrease in ceding commission income related to changes in the terms of the Company's quota share reinsurance agreements. These decreases were partially offset by an increase in general and administrative expenses of $11.7 million attributed to the impairment of goodwill attributable to the segment.

Drivers of the pre-tax loss during the third quarter of 2022 include: unfavorable prior year loss development during the quarter, the impact of Hurricane Ian making landfall in Florida as a category four hurricane, and the impairment of goodwill attributable to the Company's personal lines operating segment.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $1.8 million for the third quarter of 2022 compared to $10.2 million for the third quarter of 2021. This increase can be attributed to increased revenues of $16.8 million, driven by a $16.1 million increase in net premiums earned due to higher gross written premiums quarter-over-quarter as the Company transitions towards becoming a specialty commercial lines underwriter.

This increase was partially offset by increased expenses of $25.2 million, driven by a $26.1 million increase in loss and LAE incurred due to increased catastrophe losses quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the third quarter of 2022 and 2021 were as follows:

	2022	2021
Non-at-Risk	(2.0)%	(0.8)%
Quota Share	(20.1)%	(23.9)%
All Other	(39.4)%	(31.9)%
Total Ceding Ratio	(61.5)%	(56.6)%

While ceded premiums earned decreased quarter-over-quarter, the Company's ceding ratio on a consolidated basis increased, driven by the Company's decrease in gross premiums earned quarter-over-quarter.

Ceded premiums earned related to the Company's quota share reinsurance contracts decreased quarter-over-quarter driven by a decrease in the cession rate for one of the Company's external quota shares and changes to the geographic footprint and exposure covered by the external quota share contracts.

Ceded premiums earned related to the Company's catastrophe program also decreased, driven by the need for less coverage for the 2022-2023 treaty year for the reduction in the geographic footprint and exposure, as well as the change from a cascading aggregate structure to an occurrence-based structure for the Company's 2022-2023 program.

Exhibit 99.1
Reinsurance costs as a percentage of gross earned premium in the third quarter of 2022 and 2021 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2022	2021	2022	2021
Non-at-Risk	(3.1)%	(1.4)%	(0.5)%	0.5%
Quota Share	(24.4)%	(26.7)%	(13.4)%	(17.4)%
All Other	(41.4)%	(27.7)%	(36.4)%	(41.8)%
Total Ceding Ratio	(68.9)%	(55.8)%	(50.3)%	(58.7)%

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $964.8 million at December 31, 2021 to $768.6 million at September 30, 2022. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.3% of total investments at September 30, 2022, compared to 92.2% at December 31, 2021. At September 30, 2022, the Company's fixed maturity investments had a modified duration of 3.6 years, compared to 4.0 years at December 31, 2021.

At September 30, 2022, the Company's fixed maturity investment holdings decreased by $171.4 million, or 25.8% from December 31, 2021, through the sale of securities in order to satisfy the Company's liquidity requirements during 2022 and due to unrealized losses recognized on the portfolio.

Book Value Analysis

Book value per common share decreased 74.2% from $7.20 at December 31, 2021, to $1.86 at September 30, 2022. Underlying book value per common share decreased 54.3% from $7.35 at December 31, 2021 to $3.36 at September 30, 2022. A decrease in the Company's retained earnings as the result of a net loss in the first nine months of 2022 drove the decrease in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable capital market conditions for the nine months ended September 30, 2022.

($ in thousands, except for share and per share data)	September 30, 2022	December 31, 2021

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$80,434	$312,406
Denominator:
Total Shares Outstanding	43,285,807	43,370,442
Book Value Per Common Share	$1.86	$7.20

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$80,434	$312,406
Less: Accumulated other comprehensive loss	(64,805)	(6,531)
Stockholders' Equity, excluding AOCI	$145,239	$318,937
Denominator:
Total Shares Outstanding	43,285,807	43,370,442
Underlying Book Value Per Common Share(1)	$3.36	$7.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net loss excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core loss) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net loss. Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss. The core loss measure should not be considered a substitute for net loss and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core loss for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core loss is an after-tax non-GAAP measure that is calculated by excluding from net loss the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core loss, core loss per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core loss, core loss per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive loss, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive loss, in conjunction with book value per common share to identify and

Exhibit 99.1
analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive loss, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    November 9, 2022 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1579304&tp_key=3b314b94e2

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Florida, Louisiana, New York, and Texas. The Company also writes policies in South Carolina and North Carolina, where renewal rights have been sold and all premiums and losses are ceded. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Alexander Baty		Karin Daly
Director of Financial Reporting		Vice President
(727) 895-7737 / abaty@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
REVENUE:
Gross premiums written	$255,203	$322,493	$894,824	$1,060,555
Change in gross unearned premiums	46,693	30,968	32,036	6,002
Gross premiums earned	301,896	353,461	926,860	1,066,557
Ceded premiums earned	(185,709)	(200,190)	(598,411)	(621,877)
Net premiums earned	116,187	153,271	328,449	444,680
Net investment income	4,269	3,471	9,887	10,737
Net realized investment gains (losses)	(9)	5,537	(1,856)	5,916
Net unrealized gains (losses) on equity securities	(2,518)	(3,293)	(9,870)	1,709
Other revenue	5,859	3,754	15,337	16,941
Total revenues	$123,788	$162,740	$341,947	$479,983
EXPENSES:
Losses and loss adjustment expenses	117,228	102,769	298,670	336,614
Policy acquisition costs	38,944	46,925	93,948	129,073
Operating expenses	9,615	15,429	34,882	42,133
General and administrative expenses	26,391	13,940	56,890	42,934
Interest expense	2,392	2,378	7,165	7,010
Total expenses	194,570	181,441	491,555	557,764
Loss before other income	(70,782)	(18,701)	(149,608)	(77,781)
Other income (loss)	(15)	101	1,599	126
Loss before income taxes	(70,797)	(18,600)	(148,009)	(77,655)
Provision (benefit) for income taxes	87	(3,482)	25,187	(20,656)
Net Loss	$(70,884)	$(15,118)	$(173,196)	$(56,999)
Less: Net loss attributable to noncontrolling interests	—	(796)	(111)	(1,396)
Net loss attributable to UIHC	$(70,884)	$(14,322)	$(173,085)	$(55,603)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized gains (losses) on investments	(15,953)	2,401	(60,232)	(11,096)
Reclassification adjustment for net realized investment losses (gains)	9	(5,537)	1,856	(5,916)
Income tax benefit related to items of other comprehensive income loss	—	744	49	4,108
Total comprehensive loss	$(86,828)	$(17,510)	$(231,523)	$(69,903)
Less: Comprehensive loss attributable to noncontrolling interests	—	(844)	(164)	(1,601)
Comprehensive loss attributable to UIHC	$(86,828)	$(16,666)	$(231,359)	$(68,302)

Weighted average shares outstanding
Basic	43,075,234	42,971,535	43,035,374	42,940,458
Diluted	43,075,234	42,971,535	43,035,374	42,940,458

Earnings available to UIHC common stockholders per share
Basic	$(1.65)	$(0.33)	$(4.02)	$(1.29)
Diluted	$(1.65)	$(0.33)	$(4.02)	$(1.29)

Dividends declared per share	$—	$0.06	$0.06	$0.18

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	September 30, 2022	December 31, 2021
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$492,251	$663,602
Equity securities	36,495	37,958
Other investments	16,609	18,006
Total investments	$545,355	$719,566
Cash and cash equivalents	180,947	212,024
Restricted cash	42,300	33,254
Accrued investment income	3,203	3,296
Property and equipment, net	26,709	31,561
Premiums receivable, net	45,214	79,166
Reinsurance recoverable on paid and unpaid losses	1,547,282	997,120
Ceded unearned premiums	373,558	430,631
Goodwill	59,476	73,045
Deferred policy acquisition costs	71,204	38,520
Intangible assets, net	15,940	18,375
Other assets	30,939	62,015
Total Assets	$2,942,127	$2,698,573
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,679,567	$1,084,450
Unearned premiums	612,904	644,940
Reinsurance payable on premiums	200,568	248,625
Payments outstanding	105,200	114,524
Accounts payable and accrued expenses	76,358	76,258
Operating lease liability	1,416	1,934
Other liabilities	32,996	39,324
Notes payable, net	152,684	156,561
Total Liabilities	$2,861,693	$2,366,616
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,497,890 and 43,360,429 issued, respectively; 43,285,807 and 43,370,442 outstanding, respectively	4	4
Additional paid-in capital	395,192	394,268
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(64,805)	(6,531)
Retained earnings (deficit)	(249,526)	(74,904)
Total stockholders' equity attributable to UIHC stockholders	$80,434	$312,406
Noncontrolling interests	—	19,551
Total Stockholders' Equity	$80,434	$331,957
Total Liabilities and Stockholders' Equity	$2,942,127	$2,698,573